Exhibit 99.1

COPSYNC APPOINTS ISSUERS CAPITAL ADVISORS, LLC AS ITS INVESTOR RELATIONS FIRM

CANYON LAKE, Texas, August 5, 2009 -- COPsync, Inc. (OTCBB: COYN - News), a software technology provider to law enforcement and emergency service professionals, announced today that, effective June 1, 2009, it had retained Issuers Capital Advisors, LLC (“ICA”) to provide investor relations services and an expanded communications program among the investment community.

Russell Chaney, COPsync’s Chief Executive Officer said, “We believe that 2009 will represent an important chapter in the growth of our company.  ICA is a recognized leader in the investor relations practice and we have engaged them to assist us in communicating our achievements and potential to key audiences and building our relationship with members of the investment community throughout the United States and the rest of the world.”

Gregg Linn, President of the Issuers Capital Advisors, LLC, stated, "We are excited to have added COPSync to our practice and look forward to working with them to gain further recognition for them within the investment community."

About COPsync, Inc.

COPsync, Inc. (OTCBB:COYN) is positioned to become one of the fastest growing software technology providers to law enforcement and emergency service professionals worldwide. COPsync, Inc. believes that it is the only law enforcement software provider to provide full information sharing capabilities to all subscribing agencies in real time at the point of incident directly to the patrol officer.  For more information please visit www.COPsync.com.

About Issuers Capital Advisors, LLC

Issuers Capital Advisors is a financial firm providing a full range of services to publicly and privately held companies, as well as companies in the pre-IPO stage. ICA provides turn-key solutions to all your public management needs as well as the needs of your private company looking to become publicly traded. In addition to our “Public Management Services” we offer a compete suite of services that include: Public Listing Services, Investor Relations, Public Relations and Corporate Funding.  With over 100 years of combined experience in the public sector ICA has the answer to your needs and the contacts to facilitate them. “Success comes from the combined efforts of all the parts moving toward a common goal”, at ICA we will coordinate these parts, add the missing and enhance the current so that your goals are reached in a cost effective and timely manner.